EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Network-1 Technologies, Inc. Corey M. Horowitz, Chairman and CEO
212-829-5770 (o) 917-692-0000 (m)

CORRECTED PRESS RELEASE: NETWORK-1 REPORTS 2016 YEAR-END FINANCIAL RESULTS
Revenue and Earnings Reach Record Levels

NEW YORK, N.Y March 24, 2017–Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2016.

Network-1 had revenue of $65,088,000 for the year ended December 31, 2016 ("2016") as compared to revenue of $16,565,000 for the year ended December 31, 2015 ("2015").  The increase in revenue of $48,523,000 for 2016 was due primarily to an increase in new licensing revenue of $30,360,000 from license agreements entered into with respect to litigation settlements as well as a $17,500,000 settlement of a professional liability claim.

Network-1 reported net income of $23,223,000 or $1.00 per share (basic) and $0.93 per share (diluted) for 2016 compared with net income of $4,107,000 or $0.17 per share (basic and diluted) for 2015. Included in the results for 2016 and 2015 are non-cash stock-based compensation expenses of $509,000 and $272,000, respectively, and non-cash amortization expense of $813,000 and $1,655,000, respectively.

At December 31, 2016, Network-1's principal sources of liquidity consisted of cash and cash equivalents of $50,918,000 and working capital of $51,415,000.  Based on its cash position, Network-1 continually reviews opportunities to acquire additional intellectual property for development and licensing as well as evaluates other strategic alternatives.

Network-1 exhausted its utilization of its net operating loss carry-forwards during the three-month period ended September 30, 2016.  Current federal, state and local income taxes of $4,187,000 were recorded for the year ended December 31, 2016.

"It was a record year for Network-1", commented Corey M. Horowitz, Chairman and CEO of Network-1.  "We now have twenty-six (26) licensees for our patent portfolios, sixteen (16) of which generate on-going royalties for Network-1. During the year, we added new licensees for our Remote Power Patent, successfully licensed our Mirror Worlds Portfolio to Apple and the validity of several of our patents from the Cox Portfolio was affirmed by United States Patent and Trademark Office in five separate proceedings, which we believe will facilitate licensing opportunities for the Portfolio".  "In addition, the development of the Cox Portfolio is proceeding very well and we expect to proceed to trial against Google and YouTube on the portfolio.  The combination of our cash position, our profitable royalty stream and our diverse and valuable IP portfolio positions us very well going forward in the IP development and monetization space," he continued.  "Significantly, we have also instituted a dividend policy which reflects our ongoing commitment to increasing shareholder value and return on investment."

The following are financial and strategic highlights:

•
In June 2016, Network-1 reached a settlement with Sony Corporation and affiliated entities ("Sony").  With respect to the settlement, Sony received a non-exclusive fully-paid license for Network-1's Remote Power Patent for its remaining life (March 2020).

•
In April, 2016, Mirror Worlds Technologies, LLC ("MWT"), the Network-1's wholly-owned subsidiary, entered into an agreement pursuant to which it received $17,500,000 in connection with the settlement of a professional liability claim relating to services rendered in 2008-2010.  Network-1, through MWT, acquired the claim in May 2013 as part of its acquisition of the Mirror Worlds Patent Portfolio.

•
In October 2016, Network-1 entered a settlement agreement with Polycom, Inc. ("Polycom").  Under the terms of the settlement, Polycom entered into a non-exclusive license for the Remote Power Patent for its full term and is obligated to pay a license initiation fee of $5,000,000 for past sales of its PoE products and ongoing royalties based on its sales of PoE products.  $2,000,000 of the license initiation fee was paid and the balance will be paid in three annual installments of $1,000,000 beginning in October, 2017. Payments due in October 2018 and October 2019 need not be paid by Polycom if all asserted claims of the Remote Power Patent have been found invalid. Such payments in October 2018 and October 2019 have not been included in Network-1's revenue for the year ended December 31, 2016.

•
In July 2016, Network-1 also reached settlement agreements with Alcatel-Lucent USA, Inc. and Alcatel-Lucent Holdings Inc. (collectively, "Alcatel") and ALE, USA, Inc. ("ALE").  Under the terms of the settlement agreements, Alcatel and ALE received a non-exclusive fully paid license for the Remote Power Patent for its remaining life.  The aggregate consideration to be received by Network-1 from Alcatel and ALE for the fully-paid license is $4,200,000 of which $1,900,000 has been paid and the balance of $2,300,000 is payable in three equal quarterly payments beginning sixty (60) days after a ruling (which is pending) by the Court confirming the report and recommendation rendered by the Magistrate which found all the asserted claims of the Remote Power Patent were not invalid.  In July 2016, Network-1 also reached a settlement with Dell, Inc. with respect to its patent infringement litigation relating to its Remote Power Patent.

•
In July 2016, Network-1 entered into a settlement agreement with Apple Inc. in connection with litigation in the United States District Court for the Eastern District of Texas, for infringement of its '227 Patent.  Under the terms of the settlement agreement, Apple received a fully paid non-exclusive license to the Mirror Worlds Portfolio for its full term (which expired in June 2016), along with certain rights to other patents in Network-1's patent portfolio.  Network-1 received $25,000,000 from Apple for the settlement and fully paid non-exclusive license.

•
Network-1 continues to develop the Cox Patent Portfolio, which now consists of seventeen (17) patents relating to technology for identifying media content on the Internet. Since the acquisition of the portfolio in February 2013, Network-1 filed eighteen (18) additional patent applications (twelve (12) of which have been issued and six (6) of which are pending). On April 4, 2014 and December 3, 2014, Network-1 initiated litigation against Google Inc. and YouTube, LLC in the United States District Court for the Southern District of New York for infringement of several of its patents within the Cox Patent Portfolio.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe the patent by making, using, selling and offering to sell unlicensed systems and products and services related thereto, which include YouTube's content ID system.  Currently, the litigations are subject to a stay as a result of the proceedings at the United States Patent Office as described below.

•	In June, 2016, the Patent Trial and Appeal Board (PTAB) of the United States Patent Office issued its Final Written Decisions in the four pending Inter Partes Review Proceedings (IPRs) filed by Google with respect to certain patents within Network-1's Cox Patent Portfolio. The PTAB found eighty-six (86) claims "not unpatentable" (valid) and in total, one hundred nineteen (119) out of one hundred and twenty-nine (129) or 92% of the challenged claims of the patents survived. None of our asserted claims in the pending litigations against Google and YouTube were found invalid. In August, 2016, Google filed Notices of Appeal to appeal the PTAB's Final Written Decisions on the IPRs to the United States Court of Appeals for the Federal Circuit and the appeal is pending.

•	In October, 2016, the PTAB issued its Final Written Decision in favor of Network-1 with respect to Google's Petition for Covered Business Method Review (CBM) seeking to invalidated claims contained in Network-1's patent (US Patent No. 8,48,484) asserted by Network-1 in its litigation with Google and YouTube in December 2014 as referred to above. The PTAB ruled that Google had failed to show that any of the thirty-four (34) claims of our U.S. Patent 8,904,464 were unpatentable. In December, 2016, Google filed a Notice of Appeal to appeal the PTAB's Final Written Decision on the CBM to the United States Court of Appeals for the Federal Circuit and the appeal is pending.

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In December, 2016, Nework-1 announced that its Board of Directors approved the initiation of a dividend policy.  The policy provides for the payment of regular semi-annual dividends of $0.05 per common share ($0.10 per common share annually) which are anticipated to be paid in March and September of each year.  It is anticipated that the semi-annual dividend will continue to be paid through March 2020 (expiration of the Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.  On February 2, 2017, Network-1's Board of Directors declared an initial semi-annual dividend $0.05 per common share which will be paid on March 24, 2017 to all shareholders of record on March 3, 2017.

For additional details regarding the above referenced highlights, please see Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 20, 2017.

Consistent with its activities over the past several years, Network-1 plans on continuing its licensing activities relating to its Remote Power Patent and the development and monetization of its Mirror Worlds Patent Portfolio and the Cox Patent Portfolio.  In addition, Network-1 may acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  In this regard, Network-1 continually reviews opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities related to its existing intellectual property portfolio or otherwise.  Network-1's strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  Network-1 may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party or others for the purpose of monetizing their intellectual property assets.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-three (33) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $105,000,000 from May 2007 through December 31, 2016.  As a result of the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 achieved licensing and other revenue of $47,150,000 through September 30, 2016 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein

The condensed statement of operations and condensed balance sheet are attached.

	Years Ended December 31,
	2016	2015
REVENUE	$65,088,000	$16,565,000

OPERATING EXPENSES:
Costs of revenue	25,794,000	5,506,000
Professional fees and related costs	2,590,000	2,331,000
General and administrative	2,782,000	2,874,000
Amortization of patents	813,000	1,655,000
Stock-based compensation	509,000	272,000
Contingent patent cost	500,000	—

TOTAL OPERATING EXPENSES	32,988,000	12,638,000

OPERATING INCOME	32,100,000	3,927,000
OTHER INCOME:
Interest income, net	61,000	58,000

INCOME BEFORE INCOME TAXES	32,161,000	3,985,000

INCOME TAXES (BENEFIT):
Current	4,187,000	93,000
Deferred taxes, net	4,751,000	(215,000)
Total income taxes (benefit)	8,938,000	(122,000)

NET INCOME	$23,223,000	$4,107,000

Net Income Per Share
Basic	$1.00	$0.17
Diluted	$0.93	$0.17

Weighted average common shares outstanding:
Basic	23,320,065	23,501,987
Diluted	24,885,282	24,482,557

NET INCOME	$23,223,000	$4,107,000

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized holding gain (loss) on securities available-for-sale arising during the year	4,000	(18,000)
Total other comprehensive income (loss)	4,000	(18,000)

COMPREHENSIVE INCOME	$23,227,000	$4,089,000

Condensed Balance Sheet as of December 31, 2016

Cash and cash equivalents	$50,918,000

Total current assets	$56,140,000

Total assets	$57,597,000

Total current liabilities	$4,725,000

Total long term liabilities	$-0-

Total stockholders' equity	$52,872,000